Exhibit 6.2

Intellectual Property License Agreement

This Intellectual Property License Agreement (“Agreement”), entered into and effective as of October 8, 2020 (the “Effective Date”), is made by and between Orthogonal Thinker, Inc., a corporation organized under the laws of the State of Delaware (“Licensor”), and Ei.Ventures, Inc., a corporation organized under the laws of the State of Delaware (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor and Licensee are affiliated entities;

WHEREAS, Licensor owns the Licensed Intellectual Property (as defined below);

WHEREAS, Licensee wishes to develop, commercialize, use and practice the Licensed Intellectual Property; and

WHEREAS, Licensor is willing to grant to Licensee a license to the Licensed Intellectual Property.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions.

1.1                               Affiliate or Affiliates. “Affiliate” or “Affiliates” shall mean, with respect to any Party, any Person that controls or is controlled by or is under common control with such Party, where “control” means the possession or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities or otherwise.

1.2                               Intellectual Property. “Intellectual Property” shall mean all intellectual property, including but not limited to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, re-examinations and foreign counterparts thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas and research and development, Know-How, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals); (f) all computer software (including but not limited to source code, object code, data, databases, and related documentation); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies of tangible embodiments thereof (in whatever form or medium).

1.3                               Know-How. “Know-How” shall mean any and all technical information, both presently available at the Effective Date of this Agreement and hereafter developed or acquired, that relates to Products and shall include, without limitation, all manufacturing data and any other information relating to Products and useful for the development, manufacture, or effectiveness of Products.

1.4                               Licensed Field. “Licensed Field” shall mean medicinal, therapeutic, nutraceutical, and adult recreational uses

1.5                               Licensed Intellectual Property. “Licensed Intellectual Property” shall mean the Intellectual Property set forth on Schedule A, as it may be from time to time amended and updated as set forth herein.

1.6                               Person. “Person” shall mean an individual, corporation, partnership, trust or any other form of entity.

1.7                               Product. “Product” shall mean any tangible or intangible item or service manufactured, sold, distributed, or licensed by or for the Licensee that incorporates, utilizes, or is made using any of the Licensed Intellectual Property in the Licensed Field.

1.8                               Third Party or Third Parties. “Third Party” or “Third Parties” shall mean any entity other than a party to this Agreement or an Affiliate.

2.                                      License.

2.1                               License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) an exclusive, non-transferable, royalty-free, worldwide, sublicensable (subject to the restrictions set forth herein) license to use and practice the Licensed Intellectual Property solely in the Licensed Field, including, without limitation, rights to make, have made, reproduce, distribute, design, develop, advertise, promote, sell, import, export, modify or otherwise exploit, directly or through subsidiaries and/or sublicensees, Products.

2.2                               Right to Sublicense. The license granted in Section 2.1 includes the right to grant nonexclusive sublicenses. Such sublicenses may only be granted to Affiliates of the Parties (each such Affiliate sublicensee, a “Sublicensee”), further provided that: (1) each such Sublicensee shall agree to be subject to the terms of this Agreement in its entirety, (2) no such sublicense shall impair Licensee (directly or with and through its Sublicensees) to perform its obligations hereunder, (3) no such sublicense shall limit or impair Licensor’s rights hereunder, (4) Licensee shall remain responsible for its and its Sublicensees’ conformity to the terms and conditions set forth herein, including without limitation, the obligation to make payments as and when due hereunder, and the obligation to keep records and make reports hereunder, and (5) each such sublicense will require the written approval of Licensor, which will not be unreasonably withheld. Licensee shall provide Licensor with a true, accurate and complete copy of each sublicense agreement with its Sublicensees promptly after execution. Each sublicense granted to a Sublicensee by Licensee to any rights licensed to it hereunder shall terminate immediately upon the termination of the license from Licensor to Licensee with respect to such rights as of the effective date of such termination.

2.3                               Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.

3.                                      Quality Control.

3.1                               Quality Standards.

(a)                                 Product sold by Licensee shall meet the quality control standards and specifications established from time to time by Licensor, including any requirements of applicable regulatory agencies. Licensor shall have the right to audit Licensee’s quality control of Product from time to time on a reasonable basis and on reasonable prior notice to Licensee.

(b)                                 In the event that quality control of Licensee falls below Licensor’s standards and specifications, Licensor shall give Licensee written notice of such failures, and Licensee shall, at its expense and within the reasonable notice period set out in the notice, take such corrective action as is necessary to restore quality to the appropriate level.

3.2                               Use of Marks. Licensee shall comply with Licensor’s guidelines and specifications regarding the style, appearance, and usage of all marks included with the Licensed Intellectual Property. Licensee shall use proper notice symbols and legends as may be required under applicable law to maintain such marks and Licensor’s rights therein. All goodwill associated with such marks shall insure to the benefit of, and be the exclusive property of, Licensor.

4.                                      Ownership and Protection of the Licensed Intellectual Property.

4.1                               Acknowledgment of Ownership. Licensee acknowledges that, as between Licensee and Licensor, Licensor owns and will retain all right, title, and interest in and to the Licensed Intellectual Property. All use by Licensee or any sublicensee of the Licensed Intellectual Property, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor. All improvements to the Licensed Intellectual Property (“Improvements”) shall be the property of Licensor and if title to such improvements does not vest in Licensor at conception or creation, then Licensee hereby assigns all such improvements to Licensor. Improvements shall constitute Licensed Intellectual Property and shall be added to Schedule A. Licensee shall promptly disclose all Improvements to Licensor.

4.2                               Enforcement. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Intellectual Property by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of any such action or proceeding (including any settlement thereof). Licensee shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor’s expense, in connection with any such action or proceeding. Licensor will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

4.3                                       Intellectual Property Prosecution and Maintenance.

(a)                                 Beginning on the Effective Date, all present and future costs of preparing, filing, prosecuting, registering, defending, and maintaining all Licensed Intellectual Property shall be borne by Licensee. Licensee shall be informed in advance of any such undertakings and be given an opportunity to review them to the extent reasonably possible. Licensee shall pay all invoices for such expenses sent by Licensor or Licensor within sixty (60) days of invoice date. Licensee’s obligation for expense reimbursement shall cover all Licensed Intellectual Property, including without limitation, all Improvements.

(b)                                 Unless stated otherwise in this Agreement, Licensor shall be the named and record owner of all Licensed Intellectual Property, and shall have final authority over selection of intellectual property attorneys and all decisions with respect to preparing, filing, prosecuting, registering, defending, or maintaining all Licensed Intellectual Property, but shall have no obligation to make such filings if, in the exercise of its authority and discretion, declines to do so.

5.                                      Indemnification.

(a)                                 By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor, its affiliates, officers, directors, employees, agents, and representatives against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) (“Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) any breach of this Agreement by Licensee; or (b) any alleged action, or failure to act, on the part of Licensee.

(b)                                 By Licensor. Licensor shall defend and hold harmless Licensee, its affiliates, officers, directors, employees, agents, and representatives against Losses arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) any breach of this Agreement by Licensor; or (b) any alleged action, or failure to act, on the part of Licensor.

6.                                      Representations and Warranties. Each Party represents and warrants to the other that: (a) it is a legally organized entity in good standing; and (b) it has the right and authority to enter into this Agreement.

7.                                      Disclaimer; Limitation of Liability.

7.1                               Disclaimer. EXCEPT AS SET FORTH IN THE PRECEDING SECTION, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED INTELLECTUAL PROPERTY, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT ANY LICENSED INTELLECTUAL PROPERTY IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON.

7.2                               Limitation of Liability. EXCEPT FOR A PARTY’S LIABILITY FOR INDEMNIFICATION UNDER SECTION 6, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.                                      Term and Termination.

8.1                               Term. This Agreement begins on the Effective Date and will remain in force until terminated in accordance with its terms.

8.2                               Termination by Licensor. Licensor may terminate this Agreement immediately upon written notice to Licensee if Licensee materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

8.3                               Termination by Licensee. Licensee may terminate this Agreement immediately upon written notice to Licensor if Licensor materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

8.4                               Other. Either Party shall have the right to terminate this Agreement at any time, by giving written notice to the other Party on the occurrence of any of the following events:

(a)                                 Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a Party indicating the insolvency or bankruptcy of such Party; or

(b)                                 Any extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock, or other property relating to a Party.

8.5                               Rights and Duties on Termination. Upon termination of this Agreement:

(a)                                 Licensor shall have the right to retain any sums already paid by Licensee under this Agreement, and Licensee shall pay all sums accrued that are then due under this Agreement; and

(b)                                 Licensee shall discontinue all use of the Licensed Intellectual Property and shall have no further right, title, or interest in the Licensed Intellectual Property.

9.                                      Confidential Information.

9.1                               This Section 10 applies to all Confidential Information disclosed by the disclosing Party to the receiving Party. “Confidential Information” means confidential and proprietary information of a Party, whether in written, printed, verbal or electronic form, including, without limitation: (i) research and development activities, product design details and specifications, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, customer lists, personnel information, and strategic plans; (ii) other information that the disclosing Party identifies in writing as confidential to the receiving Party; (iii) information that the receiving Party knows or has reason to know is confidential, trade secret, or proprietary information of the disclosing Party; and (iv) information which is of such a nature or the manner or circumstance in which such information is disclosed is such that it may be reasonably inferred to be confidential and/or proprietary to the disclosing Party. Confidential Information will not include information that: (v) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of the receiving

Party; (vi) was acquired by the receiving Party before receiving such information from the disclosing Party through no breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; (vii) is hereafter rightfully furnished to the receiving party by a third Party without any breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; or (viii) is information that the receiving Party can document was independently developed by the receiving Party without any use of the disclosing Party’s Confidential Information. Each Party agrees to hold the disclosing Party’s Confidential Information in confidence and not to disclose such Confidential Information to any other person or entity without the prior written consent of the disclosing Party. All Know-How and trade secrets of Licensor are Confidential Information of Licensor.

9.2                               In the event a receiving Party is required to disclose Confidential Information of the disclosing Party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the receiving Party will (i) use reasonable efforts under the circumstances to provide advance notice to the disclosing Party of the required disclosure to allow the disclosing Party an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure and (ii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

10.                               General Provisions.

10.1                        Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

10.2                        Binding Effect, Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their permitted assigns and successors-in-interest.

10.3                        Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

10.4                        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.5                        Governing Law and Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. All actions concerning or arising out of this Agreement shall be brought in a state or federal court of competent jurisdiction in the state of Delaware, and the parties hereby submit to jurisdiction in such Courts for such purposes.

10.6                        Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.7                        Survival. Sections 1, 4-8, and 10 shall survive the termination or other expiration of this Agreement.

10.8                        Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate in writing from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the notice has complied with the requirements of this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section 11.8):

If to Licensor:                                                                                                                   Address: 1215 S. Kihei Rd. Kihei, HI 96753

Email: david@orthogonalthinker.com

Attention: David Nikzad

If to Licensee:                                                                                                                  Address: 1215 S. Kihei Rd. Kihei, HI 96753

Email: david@ei.ventures

Attention: David Nikzad

10.9                        Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required to arrive at an equitable solution.

10.10                 Assignment. Licensor may freely assign its rights and obligations under this Agreement. Licensee may not assign or transfer any of its rights or obligations under this Agreement without Licensor’s prior written consent. Any purported assignment or transfer in violation of this Section 10 will be void and of no force and effect.

10.11                 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

[REMAINDER LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

ORTHOGONAL THINKER, INC.

By	/s/ David Nikzad

Name:	David Nikzad

Title:	President

EI.VENTURES, INC.

By	/s/ David Nikzad

Name:	David Nikzad

Title:	President

SCHEDULE A

Licensed Intellectual Property

1. Formulations -

a)                                     Kue/Caine Formula

l-Tryptophan

Theobromine

Ascorbic Acid

Cream of Tartar

Theanine

L-Arginine

b)                                     HapSe Formula

Kue Base

l-Phenylannine

PEA

Ginseng

Gingko Biloba

Kava

L-Dopamine

5-HTP

c)                                      Mana Formula

Lions Mane Mushroom

Reishi Mushroom

Turkey Tail Mushroom

Maitake Mushroom

Chaga Mushroom

Cordyceps Mushroom

Ascorbic Acid

Cream of Tartar

B1, B6, B12

Ashwaganda

Astragalus

d)                                     Brain Soup Formula

l-Phenylannine

l-Tryptophan

Theobromine

PEA

Ginseng

Gingko Biloba

Kava

L-Dopamine

Ascorbic Acid

Cream of Tartar

Theanine

L-Arginine

5-HTP

Rue Seeds

B1, B6, B12

Ashwaganda

Rhodiola Rosea

GABA

Bromelain

Monolauren

e)                                      Doser’s Choice Formula (for enhanced effects)

Nootropics such as:

Noopept

Piracetam or Pramiracetam

Aniracetam or Pramiracetam

Phenylpiracetam

Modafinil / Adrafinil

Armodafinil

f)                                       Chronic Pain Relief Formula -

Tianeptine

Noopept

DL-Phenylalanine

Creatine

DHA (Omega-3)

Piracetam

Creatine

Choline Bitartrate

Agmatine Sulfate

Cream of Tartar

g)                                     My-D

Acacia Root

L-Trytophan

Theanine

L-Arginine

L-Dopamine

5-HTP

h)                                     Rave It/It’s It

Wormwood

Blue Lotus Flower

Kue Base

l-Phenylannine

Kava

L-Dopamine

5-HTP

2. Patents and patent applications –

a)

U.S. Patent Provisional Application No.: 62/992263

Filing Date: March 20, 2020

Title: PSILOCYBIN AND PSILOCIN CONTAINING COMPOSITIONS AND METHODS OF USING AND MAKING THE SAME

Inventor: Chester Watson

b) All patents and applications filed during the effective term of this Agreement. owned by Licensor, that disclose, claim, or contain subject matter comprising any of the Licensed Intellectual Property set forth on this Schedule A, as may be amended from time to time, including all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, re-examinations and foreign counterparts thereof.

3. Trademarks –

a) Ku/Caine

b) Hap Se

c) Mana

d) Brain Soup

e) Doser’s Choice

f) Happy Sexy

g) My-D

h) Rave It/It’s It

4. Know-How –

a) all of Licensor’s know-how and trade secrets related to the subject matter of the Licensed Intellectual Property.